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                                                         EXHIBIT 11

                                               CATSKILL FINANCIAL CORPORATION
                                         COMPUTATION OF NET INCOME PER COMMON SHARE

                                       (In thousands, except share and per share data)

                                                   Three Months Ended Sept 30,        Years Ended Sept 30,
                                                   --------------------------      --------------------------
                                                      1999            1998            1999            1998
                                                   ----------      ----------      ----------      ----------
Net income per common share - basic
   Net income applicable to common shares ...      $    1,104      $      978      $    4,225      $    3,882
   Weighted average common shares outstanding       3,518,497       3,851,094       3,752,448       4,066,971
   Net income per common share - basic ......      $      .31      $      .25      $     1.13      $      .95
                                                   ==========      ==========      ==========      ==========

Net income per common share - diluted
   Net income applicable to common shares ...      $    1,104      $      978      $    4,225      $    3,882
   Weighted average common shares outstanding       3,518,497       3,851,094       3,752,448       4,066,971
   Dilutive common stock options (1) ........         103,397          95,618          76,861         120,762
                                                   ----------      ----------      ----------      ----------

   Weighted average common shares
     and common share equivalents outstanding       3,621,894       3,946,712       3,829,309       4,187,733
                                                   ==========      ==========      ==========      ==========

   Net income per common share - diluted ....      $      .30      $      .25      $     1.10      $      .93
                                                   ==========      ==========      ==========      ==========
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(1) Dilutive common stock options  (includes  granted,  but unvested  restricted stock under the Company's MRP plan and options granted,  but unexercised,  under its stock  option plan) are based on the  treasury  stock  method using  average market price.  The treasury stock method  recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's  restricted stock plan, including any tax benefits  related to either plan; to purchase the Company's  common stock at the average market price during the period.